Exhibit 1A.11

180 Glastonbury Boulevard, Suite 400 Glastonbury, CT 06033 860.541.2000 main 860.541.2001 fax	mahoneysabol.com Glastonbury Essex

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Regulation A Offering Statement on Form 1-A of Energea Portfolio 3 Africa LLC of our report dated March 31, 2021 relating to the financial statements as of March 11, 2021 (date of inception).

Certified Public Accountants
Glastonbury, Connecticut
March 31, 2021